Exhibit 99



Release Date:                                               Further Information:

IMMEDIATE RELEASE                                           David J. Bursic
October 22, 2003                                            President and CEO
                                                                    or
                                                            Pamela M. Tracy
                                                            Investor Relations
                                                            Phone: 412/364-1913


                  WVS FINANCIAL CORP. ANNOUNCES FIRST QUARTER
                       EARNINGS PER SHARE AND NET INCOME


     Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $352,000 or $0.14 per diluted share for the three months ended September 30, 2003 as compared to net income of $1,000,000 or $0.37 per diluted share for the same period in 2002. The $648,000 decrease in net income during the quarter was primarily attributable to a $1,202,000 decrease in net interest income and a $51,000 decrease in non-interest income, which were partially offset by a $230,000 decrease in non-interest expense, a $224,000 decrease in income tax expense and a $151,000 decrease in provision for loan losses. The decrease in net interest income reflects continued low market interest rates, higher levels of loan repayments, the residual effects of higher cost long-term borrowings, and lower overall yields on adjustable rate earning assets. The decrease in non-interest income was primarily attributable to $64,000 of pre-tax gains recognized on the sale of investments from the Company's investment portfolio in the three months ended September 30, 2002. The decrease in non-interest expense was primarily attributable to decreases in charitable contributions eligible for PA tax credits, payroll related costs, legal expenses and costs associated with the work-out of non-performing assets. The decrease in income tax expense was primarily a result of decreased levels of taxable income and the absence of a $100,000 expiring state tax credit. The decrease in provision for loan loss was primarily attributable to paydowns on the Company's loan portfolio.

     WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

                               --TABLES ATTACHED--
                                      # # #

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


                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                 September 30,       June 30,
                                                      2003             2003
                                                  (Unaudited)      (Unaudited)
                                                  -----------      -----------
Total assets                                      $388,872          $367,188
Net loans receivable                                77,677            91,669
Investment securities available-for-sale            10,112            25,641
Investment securities held-to-maturity             201,695           121,841
Mortgage-backed securities available-for-
   sale                                              4,092             4,387
Mortgage-backed securities held-to-
   maturity                                         78,924           107,492
Deposits                                           176,565           169,317
FHLB advances                                      150,115           153,390
Other borrowings                                    28,576             9,453
Equity                                              30,359            30,618
Book value per share                                 11.81             11.86
Return on average assets                              0.37%             0.89%
Return on average equity                              4.61%            10.97%



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




                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED OPERATING DATA
                      (In thousands except per share data)

                                                                 Three Months Ended
                                                                   September 30,
                                                                    (Unaudited)
                                                         -----------------------------
                                                             2003               2002
                                                         -----------       -----------
Interest income                                          $     3,811       $     5,432
Interest expense                                               2,769             3,188
                                                         -----------       -----------
Net interest income                                            1,042             2,244
Provision for loan losses                                       (133)               18
                                                         -----------       -----------
Net interest income after provision for loan losses            1,175             2,226
Non-interest income                                              194               245
Non-interest expense                                             892             1,122
                                                         -----------       -----------
Income before income tax expense                                 477             1,349
Income taxes                                                     125               349
                                                         -----------       -----------

NET INCOME                                               $       352       $     1,000
                                                         ===========       ===========

EARNINGS PER SHARE:
    Basic                                                $      0.14       $      0.38
    Diluted                                              $      0.14       $      0.37

WEIGHTED AVERAGE SHARES OUTSTANDING:
    Basic                                                  2,575,242         2,661,933
    Diluted                                                2,585,081         2,667,220


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